Exhibit 2.1

EXHIBIT A
AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (this “Agreement”), dated as of January 26, 2011, by and among 21st Century Holding Company, a Florida corporation (“Parent”), Federated National Insurance Company, a Florida corporation and wholly-owned subsidiary of Parent (“Target”), and American Vehicle Insurance Company, a Florida Corporation and wholly-owned subsidiary of Parent (“Company”).

RECITALS

WHEREAS, the boards of directors of PARENT, TARGET, and COMPANY have each duly approved and adopted this Agreement and proposed merger of TARGET with and into COMPANY pursuant to the terms and conditions of this Agreement and in accordance with the Florida Business Corporation Act (the “Florida Act”);

WHEREAS, PARENT as the sole shareholder of TARGET and COMPANY, has duly approved and adopted this Agreement and the proposed merger of TARGET with and into COMPANY pursuant to the terms and conditions of this Agreement and in accordance with the Florida Act;

WHEREAS, pursuant to the merger of TARGET with and into the COMPANY, among other things, each issued and outstanding share of common stock, par value $1.00 per share, of TARGET (the “Target Common Stock”) will be surrendered in the manner set forth in Article 2 hereof, upon the terms and subject to the conditions set forth in this Agreement and in the Florida Act (collectively, the “Merger”);

WHEREAS, as a result of consummation of the Merger, (a) the separate existence of TARGET will cease, and (b) COMPANY will be the surviving corporation and will remain a wholly-owned subsidiary of PARENT;

WHEREAS, the effectiveness of the Merger is subject to the satisfaction of certain conditions, including the approval of the Florida Department of Financial Services, Office of Insurance Regulation (“OIR”).

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and representations, warranties, covenants, agreements, conditions and promises contained herein, the parties hereby agree as follows:

ARTICLE 1

GENERAL

1.1           The Merger. In accordance with the provisions of this Agreement and the Florida Act, TARGET shall be merged with and into the COMPANY.

1.2           The Effective Time of Merger. The Merger shall become effective (the “Effective Time”) upon acceptance for filing of the Articles of Merger (as defined in section 4.2(a)) by the Secretary of State of the State of Florida.

1.3           Effect of Merger. At the Effective Time, (a) the separate existence of TARGET shall cease, (b) TARGET shall be merged with and into COMPANY, (c) COMPANY shall be the surviving corporation (the “Surviving Corporation”), (d) the name of the Surviving Corporation shall be changed to “Federated National Insurance Company”; (e) the Surviving Corporation shall possess all the rights, privileges and powers of TARGET, (f) the title to all real estate and other property, or any interest therein, owned by TARGET shall be vested in the Surviving Corporation without reversion or impairment, (g) the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the TARGET, (h) any claim existing or action or proceeding pending by or against TARGET may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for TARGET, and (i) neither the right of creditors nor any liens upon the property of TARGET or COMPANY shall be impaired by the Merger, all as provided in Section 607.1106 of the Florida Act.

1.4           Organizational Documents, Directors and Officers of the Surviving Corporation. From and after the Effective Time,  (a) the Articles of Incorporation of the COMPANY (the “Company Articles of Incorporation”), unless and until altered, amended or repealed as provided in the Florida Act, shall be the Articles of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to “Federated National Insurance Company” as provided in Section 1.3 above; (b) the bylaws of the COMPANY (the “Company Bylaws”), unless and until altered, amended or repealed as provided in the Florida Act and the Company Articles of Incorporation, shall be the bylaws of the Surviving Corporation, (c) the directors of the COMPANY shall be the directors of the Surviving Corporation, unless and until removed, or until their respective terms of office shall have expired, in accordance with the Florida Act, the Company Articles of Incorporation and the Company Bylaws, and (d) the officers of the COMPANY shall be the officers of the Surviving Corporation, unless and until removed, or until their terms of office shall have expired, in accordance with the Florida Act and the Company Bylaws.

1.5           Taking of Necessary Action. Prior to the Effective Time, the parties hereto shall exercise reasonable best efforts to do or cause to be done all such acts and things as may be necessary or appropriate in order to effectuate the Merger as expeditiously as reasonably practicable, in accordance with this agreement and the Florida Act.

1.6           Tax- Free Reorganization. For Federal income tax purposes, the parties intend that the Merger be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties to this agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368 2(g) and 1.368 3(a) of the United States Treasury Regulations. The parties shall not take a position on any tax return inconsistent with this Section 1.6, unless otherwise required by a taxing authority.

1.7           Closing. The closing of the Merger (the “Closing”) will take place as soon as reasonably practicable after the satisfaction of all conditions set forth in Article 3. The Closing shall take place at the offices of PARENT, unless another place is agreed to by the parties.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1           Total Consideration; Effect on Capital Stock. The entire consideration payable by COMPANY with respect to all outstanding shares of capital stock of TARGET shall be the sum of $1.00 plus other good and valuable consideration.  The 1,500,000 shares of common stock issued by TARGET to PARENT will be cancelled.  At the Effective Time, subject and pursuant to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of TARGET, COMPANY and PARENT, the following actions and events shall occur:

(a)           Capital Stock of the TARGET and COMPANY. Each share of common stock of COMPANY held by PARENT shall remain issued and outstanding following the Merger.

(b)           Cancellation of Certain Shares of TARGET Stock. Each share of TARGET Common Stock that is (i) owned by TARGET as treasury stock, (ii) authorized but unissued, or (iii) owned by PARENT shall be cancelled and no PARENT Common Stock or other consideration shall be delivered in exchange therefor.

2.2           Procedure for Exchange   Following the Effective time, the certificate(s) representing the shares TARGET Common Stock owned by PARENT (the “TARGET Certificate”)shall be cancelled.

2.3 No Further Ownership Rights in TARGET Common Stock. All COMPANY Common Stock issued upon surrender for exchange of shares of TARGET Common Stock in accordance with the terms of Article 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to such TARGET Common Stock

2.4 Lost, Stolen or Destroyed TARGET Certificates. In the event TARGET Certificate shall have been lost, stolen or destroyed, upon making of an affidavit to that effect by PARENT, COMPANY will issue in exchange for such lost, stolen, or destroyed TARGET Certificate the Company Common Stock deliverable in respect thereof pursuant to this Agreement.

ARTICLE 3

CLOSING CONDITIONS; CLOSING DELIVERABLES AND CONDITIONS

3.1           Conditions to Closing. The respective obligations of each party to perform this Agreement and consummate the merger and the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions, unless waived by both parties pursuant to Section 5.8 of this Agreement:

(a)           Authorization of the Merger. All action necessary to authorized the execution, delivery and performance of this Agreement, the Articles of Merger (as defined below) and the consummation of the Merger and the other transactions contemplated hereby shall have been duly validly taken, and not withdrawn, by the boards of directors and shareholders of each TARGET, COMPANY, and PARENT.

(b)           Approvals. All authorizations, consents, orders or approvals of, or declarations or filing with or expiration of waiting periods imposed by any governmental authority, including any required by the OIR, necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred.

(c)           No Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Federal or state court other governmental authority and remain in effect.

(d)           Articles of Merger. Articles of Merger, satisfying all of the requirements of the Florida Act, attaching this Agreement and in form and substance reasonably satisfactory to all parties hereto (the “Articles of Merger”), shall have been executed and delivered by both TARGET and COMPANY and, upon receipt of approval by the OIR and satisfaction of all other conditions to consummation of the Merger, shall be filed with and accepted for filing by the Secretary of State of the State of Florida.

ARTICLE 4

MISCELLANEOUS

4.1           Entire Agreement. This Agreement and the other writing referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, among the parties with respect thereto.

4.2           Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent  by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by facsimile, with confirmation. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of facsimile transmission, upon confirmed receipt, and (d) in the case of mailing, on the date set forth on the recipients execution of the return receipt.

4.3           Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

4.4           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

4.5           Benefits of Agreement. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permits assigns. This Agreement shall not be assignable by any party hereto without the consent of the other parties hereto.

4.6           Amendment, Modification and Waiver. This Agreement shall not be altered of otherwise amended except pursuant to an instrument in writing executed by the TARGET, COMPANY, and PARENT; provided, however, that any party to this Agreement may waive in writing any obligation owed to it by any other party under this Agreement. The waiver by any party hereto of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

4.7           No Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer, no shall anything herein confer, upon any person other than the parties and the respective successors or assigns of the parties, any rights, remedies, obligations or liabilities whatsoever.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed on its behalf as of the date set forth above.

FEDERATED NATIONAL INSURANCE COMPANY,
a Florida Corporation

By:	/s/ Michael H. Braun	By:	/s/ George S. Berwig
Name:	Michael H. Braun	Name:	George S. Berwig
Title:	President	Title:	Secretary

AMERICAN VEHICLE INSURANCE COMPANY,
a Florida Corporation

By:	/s/ Michael H. Braun	By:	/s/ Glenna M. Guess
Name:	Michael H. Braun	Name:	Glenna M. Guess
Title:	President	Title:	Secretary

21ST CENTURY HOLDING COMPANY,
a Florida Corporation

By:	/s/ Michael H. Braun	By:	/s/ Peter J. Prygelski, III
Name:	Michael H. Braun	Name:	Peter J. Prygelski, III
Title:	Chief Executive Officer & President	Title:	Chief Financial Officer & Treasurer